EXHIBIT 10.2

AMENDMENT NUMBER FOUR

TO THE

TIDEWATER INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PREAMBLE

WHEREAS, Tidewater Inc. (“Company”) is the sponsor of the Tidewater Inc. Supplemental Executive Retirement Plan (“Plan”), which was adopted effective July 1, 1991;

WHEREAS, the Plan has been amended from time to time, and was restated effective January 1, 2008, and most recently amended by Amendment Number Three executed December 17, 2009;

WHEREAS, the Board of Directors of the Company delegated to the Employee Benefits Committee (the “Committee”) the authority to approve all amendments that do not effect material substantive changes to the terms of the Plan or that are strictly procedural as determined by the Committee; however, that any amendment that would result in a material increase in the cost of the Plan to the Company or in the benefits provided shall be considered to be a material substantive amendment;

WHEREAS, the Committee wishes to amend the Plan to recognize a Participant’s promotion from Executive Vice President to Chief Operating Officer, close the participant group, and reference the hypothetical Pension Plan benefit;

NOW, THEREFORE, the Committee hereby amends the Plan, effective January 1, 2011, unless stated otherwise, to read as follows:

I.

The heading Article 2: The Pension Plan is amended to read Article 2: Coordination with Pension Plan and Retirement Plan and the Article is amended and restated to read as follows:

The Pension Plan, whenever referred to in this Plan, shall mean the Tidewater Pension Plan, as amended, as of the date any determination is made of benefits payable under this Plan. All terms used in this Plan shall have the meanings assigned to them under the provisions of the Pension Plan, but only if consistent with the context unless otherwise qualified by the context. Any ambiguities or gaps in this Plan shall be resolved by reference to the Pension Plan document, as amended, except when an offset to the Participant’s benefit is determined under the Tidewater Retirement Plan and only if consistent with Code Section 409A, applicable Treasury Regulations and related guidance by the Secretary of the Treasury.

Each Employee’s Accrued Pension, determined under the Pension Plan, is frozen effective December 31, 2010. Notwithstanding, each Employee’s supplemental pension benefits described in Articles 5, 6 and 7 of this Plan shall be determined as if the Pension Plan had not been frozen.

The Retirement Plan, whenever referred to in this Plan, shall mean the Tidewater Retirement Plan, as amended, as of the date any determination is made of benefits payable under this Plan. Any ambiguities or gaps in this Plan shall be resolved by reference to the Retirement Plan document, as amended, but only if consistent with the determination of the Participant’s benefit in the Retirement Plan and only if consistent with Code Section 409A, applicable Treasury Regulations and related guidance by the Secretary of the Treasury.

II.

The first sentence in Article 4: Eligibility is amended and restated, effective March 4, 2010, to read as follows:

To be eligible to participate in this Plan, an Employee must satisfy the following conditions, (a) and (b):

(a)	The Employee must be a participant in the Pension Plan or Retirement Plan;

(b)	The Employee must serve as the Chief Executive Officer, President, Chief Operating Officer, a Vice President or the Corporate Controller of the Employer.

Effective March 4, 2010, no employee shall become a new Participant in this Plan.

IV.

Paragraph (a) of Article 5: Amount of Supplemental Pension Benefit for Eligible Employees Covered under the Pension Plan is amended to include the following sentence at the beginning:

This Article applies to Employees with a Termination Date on or before December 31, 2010.

V.

Article 7: Amount of Supplemental Pension Benefit for Eligible Employees Accruing Benefits under Pension Plan on December 31, 2010 is added, and the former Article 7 is renumbered as Article 8 and so forth (and internal references to Article and Section numbers are changed accordingly), with the new article to read as follows:

Unless otherwise determined by the Board of Directors under Article 4, the amount of supplemental pension benefit shall be as follows for any Participant with a Termination Date on or after January 1, 2011:

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(a)

The supplemental pension benefit payable to an Eligible Employee or his beneficiary or Beneficiaries under this Plan shall be the actuarial equivalent (based on the definition of this term in Section 1.02 of the Pension Plan) of the excess, if any, of (i) over the sum of (ii) plus (iii) as described below:

(i)

the benefit which would have been payable to such Eligible Employee or on his behalf to his beneficiary or spouse, as the case may be, determined as a monthly single life annuity under the Pension Plan (but not taking into account any Additional Monthly Benefit payable under Section 5.07 of the Pension Plan), if the provisions of Pension Plan were administered without regard to the maximum amount of retirement income limitations of Section 415 of the Code, the maximum compensation limitation of Section 401(a)(17) of the Code, or without regard to the freezing of the Pension Plan on December 31, 2010,

(ii)

the benefit (including any Additional Monthly Benefit) determined as a monthly single life annuity which is payable (or deemed payable) to such Eligible Employee or on his behalf to his beneficiary or spouse under the Pension Plan. In determining such benefit both the Code Section 401(a)(17) compensation limit and Code Section 415 maximum benefit limit apply.

(iii)

the Eligible Employee’s hypothetical Retirement Plan benefit based on a monthly single life annuity. In determining such benefit both the Code Section 401(a)(17) compensation limit and Code Section 415 maximum benefit limit apply. The amount is determined based on the following assumptions

(A)

employer contribution of 3% of each Eligible Employee’s compensation plus the employer contribution for the 2011 Grandfathered Group, each as calculated pursuant to the terms of the Retirement Plan, commencing on January 1, 2011; such contributions are assumed made to the Retirement Plan at the end of the plan year;

(B)	contributions assumed to grow with interest at 6%, compounded annually;

(C)

in the year of termination or loss of eligibility for this Plan, the balance is assumed to grow using simple interest at 6% applied to the beginning of year balance. Additionally, a partial year contribution is assumed made at the termination date or loss of eligibility for this Plan;

(D)	the balance is assumed to increase with simple interest at 6% through the end of the year of termination (or payment date, if earlier);

(E)	the balance is assumed to increase with simple interest at 6%, compounded annually, from the end of the year of termination to the end of the year preceding payment date;

(F)	the balance is further assumed to increase with simple interest at 6% from the end of the year preceding the payment date through the payment date; and

(G)	the balance at payment date is converted to an annuity using the actuarial equivalence factors at Section 1.02 of the Pension Plan.

(b) The computation in paragraph (i) above shall be made as though the factor, 0.85%, in Section 5.01(b)(1) of the Pension Plan were 1.35%.

(c) The computation in paragraph (i) above shall be made as to take into account any change authorized by the Board of Directors as permitted in Article 4 hereof. The computation shall also be made as though the Employee’s service under the Pension Plan included the service prior to a break in service lost under such Plan as a result of a break in service.

(d) An Eligible Employee who was not accruing a benefit under the Pension Plan as of December 31, 2010 is not entitled to supplemental pension benefits under this Article (except as otherwise provided at Article 5 or 6, as applicable, and in a Change of Control Agreement, if any, between the Eligible Employee and the Employer).

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed this 27th day of December, 2010.

WITNESSES:		TIDEWATER INC.

	By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

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